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                                                         SEC FILE NUMBER

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


(Check One):   [_] Form 10-K    [_] Form 20-F    [_] Form 11-K    [X] Form 10-Q
               [_] Form N-SAR

     For Period Ended:  June 30, 1998
     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
     For the Transition Period Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



                                     PART I-
                             REGISTRANT INFORMATION

PRIME CELLULAR INC.
________________________________________________________________________________
Full Name of Registrant



________________________________________________________________________________
Former Name if Applicable


100 First Stamford Place
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


Stamford, CT 06902
________________________________________________________________________________
City, State and Zip Code



                                    PART II-
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or portion
[X]  |         thereof, will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be filed on or  before  the  fifth  calendar  day  following  the
     |         prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


                                    PART III-
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Form 10-Q could not be filed within the prescribed time period due to unforeseen difficulties arising in connection with its preparation.

                                    PART IV-
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


     Robert A. Reinhart                               516          364-2900
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(D) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [X] Yes  [_] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     During the quarter ended June 30, 1998, the Registrant both (i) acquired, by merger, of May 29, 1998, Cell & Molecular Technologies Inc. ("CMT"), a Delaware corporation not previously subject to the financial reporting requirements of the Commission, which merger is the subject matter of Forms 8-K and 8-K/A filed by the Registrant on June 15, 1998 and August 12, 1998, respectively; and (ii) changed its fiscal year end from May 31, 1998 to a calendar year end to coincide with CMT's fiscal year end. As a result of the merger and the accounting adjustments necessitated by the new fiscal year end, the Registrant anticipates significant changes to its financial statements and accompanying notes.


                              PRIME CELLULAR INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  August 14, 1998           By /s/ Robert A. Reinhart
    -------------------            ---------------------------------------------
                                   Robert A. Reinhart, CFO

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).


                              GENERAL INSTRUCTIONS

     1. This form is required by Rule 12b-25 917 CFR 240.12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

     3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

     4. Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


(Form 12b-25-07/98)